UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                                FORM 8-K
                             CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                            October 15, 2004
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                             Date of Report
                  (Date of Earliest Event Reported)

                       WESTON TECHNOLOGIES CORP.
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(Exact Name of Registrant as Specified in its Charter)

                             DELAWARE
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           (State or Other Jurisdiction of Incorporation)

           000-49854                         75-3022004
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    (Commission File Number)      (IRS Employer Identification No.)

          80 Wall Street, Suite 818, New York, NY 10005
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   (Address of Principal Executive Offices, including ZIP Code)

                           (212) 809-1200
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            Registrant's Telephone Number, including Area Code

                           Not Applicable
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     (Former Name or Former Address, if Changed Since Last Report)



Item 5.01 Changes in Control of Registrant

On September 30, 2004, certain shareholders of Weston Technologies Corp. (the "Company") elected to exercise their warrants to purchase 34,650,000 shares of common stock of the Company at an exercise price of $.001 per share (the "Warrant Exercise"), which were granted under Share Exchange Agreement between the Company and shareholders of Best Partners Worldwide Limited dated October 15, 2003, pursuant to which the Company issued warrants to purchase a total of 43,636,725 shares of the Company's common stock for a period of five years ending on October 14, 2008. After the Warrant Exercise, the Company's total number of shares issued and outstanding increased from 5,761,775 to 40,411,775. There are still remaining warrants to purchase 8,986,725 shares of common stock of the Company.

After the Warrant Exercise, the 5% shareholders of the Company are set forth below:

Shareholder	                      No. of Shares       Percentage
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Dragon Concept Investments Ltd.	23,115,800          57.20%
Prosper Dynamic Inc.	             2,375,000           5.88%
Future Progress Inc.                 2,375,000           5.88%
Success Glory Group Ltd.             2,375,000           5.88%
Partner Glory Ltd.                   2,375,000           5.88%
Goldtools Investment Ltd.            2,375,000           5.88%
Comp International Ltd.              4,250,000          10.52%

As a result of the above Warrant Exercise, Dragon Concept Investments Ltd. becomes the controlling shareholder of the Corporation.


                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


WESTON TECHNOLOGIES CORP.


By: /s/Yin Sen Wong
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Yin Sen Wong
Chief Executive Officer

Date:  October 15, 2004